EXHIBIT 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

                  This Separation and General Release Agreement (the “Agreement”) is being entered into by and between Interchange Corporation (“Employer” or the “Company”) and Michael A. Sawtell (“Employee”) (collectively the “Parties”) as of the date of Employee’s execution of this Agreement (the “Date of this Agreement”).

                  WHEREAS, Employee is employed by Employer;

                  WHEREAS, the Parties wish to terminate their employment relationship on mutually acceptable terms and conditions; and

                  WHEREAS, the Parties wish to resolve any disputes between them fully and finally.

                  NOW, THEREFORE, in consideration of the foregoing premises and the terms and conditions set forth below, the Parties agree as follows:

                  1. Resignation. Employee hereby resigns his employment effective as of March 31, 2005 (the “Resignation Date”). Employee understands that by resigning from his employment, he is giving up any right or claim to compensation or benefits of employment with the Company beyond the Resignation Date, except as set forth in this Agreement. On the Resignation Date, Employee will be paid all unpaid, earned wages, including without limitation, any accrued, unused vacation pay.

                  2. Compensation to Employee for General Release. Provided that Employee delivers a signed copy of this Agreement to the Company with twenty-one (21) days after his receipt of this Agreement, and does not revoke this Agreement within seven (7) days after he signs it, the Company will: (1) pay to Employee an amount (the “Payment”) equal to $168,000.00, less the amount payable pursuant to Section 1 above; and (2), if Employee elects to continue his health care insurance coverage under COBRA, the Company will pay Employee’s health insurance premium, up to $500 per month, for the first twelve (12) months following the Resignation Date (the “Benefit Continuation”). The Payment shall be paid in a single lump sum installment on the tenth (10th) business day following his delivery of a signed copy of this Agreement. Employee understands that the Payment and the Benefit Continuation represent the Company’s sole financial obligation to Employee under this Agreement, and that he is not entitled to severance or separation pay under any other plan, policy or agreement, including that certain Employment Agreement by and between Employee and the Company dated as of January 3, 2003 (the “Employment Agreement”). In addition, Employee will have the right to exercise, through March 15, 2006, any or all vested stock options as of March 31, 2005.

                  3. Cooperation. Employee will make himself available at reasonable times upon reasonable request of the Company to the extent reasonably needed by the Company to complete documentation or provide information relating to the period during which Employee was employed by the Company.

                  4. Release by Employee.

                        a. General Release. In exchange for the Payment and the other consideration set forth in this Agreement, Employee does hereby release and forever discharge the “Company Releasees” herein, consisting of Employer, its parent, subsidiary and affiliate corporations, and each of their respective past and present parents, subsidiaries, affiliates, associates, owners, members, stockholders, predecessors, successors, assigns, employees, agents, directors, officers, partners, representatives, lawyers, and all persons acting by, through, under, or in concert with them, or any of them, of and from any and all manner of claims or causes of action, in law or in equity, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), that Employee now has or may hereafter have against the Company Releasees by reason of any and all acts, omissions, events or facts occurring or existing prior to the Date of this Agreement. The Claims released hereunder include, without limitation, any alleged breach of any express or implied employment agreement; any alleged torts or other alleged legal restrictions relating to the Employee’s employment and the termination thereof; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, 42 USC Section 2000, et seq.; Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; Civil Rights Act of 1866, and Civil Rights Act of 1991; 42 USC Section 1981, et seq.; Age Discrimination in Employment Act, as amended, 29 USC Section 621, et seq.; Equal Pay Act, as amended, 29 USC Section 206(d); regulations of the Office of Federal Contract Compliance, 41 CFR Section 60, et seq.; The Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and the California Fair Employment and Housing Act, California Government Code Section 12940, et seq. This release shall not apply to the Company’s obligations hereunder, to any vested retirement plan benefits, Employee’s rights under Labor Code Section 2802 with respect to claims asserted against him, or his rights as a stockholder of the Company.

                        b. Unknown Claims.

                        Employee acknowledges that Employee is familiar with the provisions of California civil code section 1542, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her must have materially affected his or her settlement with the debtor.”

Employee being aware of said code section, hereby expressly waives any rights Employee may have thereunder, as well as under any other statutes or common law principles of similar effect.

                        c. Older Worker’s Benefit Protection Act.

                  Employee agrees and expressly acknowledges that this Agreement includes a waiver and release of all claims which he has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. (“ADEA”). The following terms and conditions apply to and are part of the waiver and release of the ADEA claims under this Agreement:

            (1) This Section, and this Agreement are written in a manner calculated to be understood by him.

            (2) The waiver and release of claims under the ADEA contained in this Agreement does not cover rights or claims that may arise after the Date of this Agreement.

            (3) This Agreement provides for consideration in addition to anything of value to which he is already entitled.

            (4) Employee has been advised to consult an attorney before signing this Agreement.

            (5) Employee has been granted twenty-one (21) days after he is presented with this Agreement to decide whether or not to sign this Agreement. If he executes this Agreement prior to the expiration of such period, he does so voluntarily and after having had the opportunity to consult with an attorney, and hereby waives the remainder of the twenty-one (21) day period.

            (6) Employee has the right to revoke this general release within seven (7) days of signing this Agreement. In the event this general release is revoked, this Agreement will be null and void in its entirety, and he will not receive the Payment.

                  If he wishes to revoke this agreement, Employee shall deliver written notice stating his intent to revoke this Agreement to Heath Clarke, Chief Executive Officer at the offices of Employer on or before 5:00 p.m. on the Seventh (7th) Day after the Date of this Agreement.

                        d. No Assignment. Employee represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that the Employee may have against the Company Releasees, or any of them. Employee agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any person asserting such assignment or transfer of any right or claims under any such assignment or transfer from Employee.

                        e. No Actions. Employee represents and warrants that he is not presently aware of any injury for which he may be eligible for workers’ compensation benefits. Employee agrees that if Employee hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against the Company Releasees any of the Claims released hereunder, then Employee will pay to the Company Releasees against whom such claim(s) is asserted, in addition to any other damages caused thereby, all attorneys’ fees incurred by such Company Releasees in defending or otherwise responding to said suit or Claim. Provided, however, that Employee shall not be obligated to pay the Company Releasees’ attorney’s fees to the extent such fees are attributable to claims under the Age Discrimination in Employment Act or a challenge to the validity of the release of claims under the Age Discrimination in Employment Act.

                  5. No Admission. The Parties further understand and agree that neither the payment of money nor the execution of this release shall constitute or be construed as an admission of any liability whatsoever by the Company Releasees.

                  6. Severability. The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other Sections (or portions thereof) shall remain fully valid and enforceable.

                  7. Confidentiality. The terms of this Agreement are intended to be confidential by the parties. Employer would not enter into this Agreement but for Employee’s promise to maintain the confidentiality of the terms of and existence of this Agreement. Employee may not disclose the terms of this Agreement to any person, except as required by applicable law.

                  8. Arbitration/Waiver of Jury Trial. The Parties hereby agree to submit any claim or dispute between Employee and the Company or any of the Company Releasees, including any dispute arising out of or relating to the terms of this Agreement, Employee’s employment or the termination thereof to binding arbitration by a single neutral arbitrator experienced in employment law. Subject to the terms of this Section, the arbitration proceedings shall be governed by the rules of the Judicial Arbitration and Mediation Services (“JAMS”) applicable to employment disputes as they may be in effect from time to time, and shall take place in Los Angeles County, California. The arbitrator shall be appointed by agreement of the Parties hereto or, if no agreement can be reached, by JAMS pursuant to its rules. The decision of the arbitrator shall be rendered in writing and be final and binding on all Parties to this Agreement, and judgment thereon may be entered in any court having jurisdiction. All fees and costs payable to the Arbitrator or JAMS shall be paid by the Parties in accordance with JAMS rules; provided, however, that Employee shall not be required to pay any amount to the Arbitrator or JAMS that would be unique to arbitration or exceed the costs Employee would incur in pursuing the same claim(s) and action(s) in a court of competent jurisdiction. Any shortfall shall be paid by the Company. Each party shall bear his, her or its own attorneys’ fees, expert witness fees, witness expenses and other costs; provided, however, that the Arbitrator may award such costs, fees or expenses in accordance with applicable law. This arbitration procedure is intended to be the sole and exclusive method of resolving any dispute between Employee, the Company and/or the Company Releasees, including without limitation any claim for breach of this Agreement or otherwise arising out of or relating to this Agreement or Employee’s employment, and the Parties hereby waive any rights to a jury trial.

                  9. Withholding. All compensation or benefits payable to Employee pursuant to the terms of this Agreement shall be subject to deduction of all required federal and state withholding taxes and any other employment taxes the Company may be required to collect or withhold.

                  10. Choice of Law and Venue. The Parties acknowledge and agree that this Agreement shall be interpreted in accordance with California law. To the extent any actions arising out of relating to this Agreement or Employee’s Employment with Employer must be filed in a court, rather than arbitration, such actions shall be filed in either the Superior Court of the State of California for the County of Los Angeles, or the Federal District Court for the Central District of California.

                  11. Sole and Entire Agreement, No Oral Modification. This Agreement represents the sole and entire agreement among the Parties and supersedes all prior agreements, negotiations, and discussions between the Parties hereto and/or their respective counsel, excluding any agreements concerning confidentiality, trade secret information, or assignment of intellectual property rights. Any agreement amending or superseding this Agreement must be in writing, signed by duly authorized representatives of the Parties, specifically references this Agreement; and state the intent of the Parties to amend or supersede this Agreement. Except as expressly modified by the terms of this Agreement, any and all outstanding stock options granted to Employee by the Company shall remain subject to the terms and conditions of the relevant stock option agreements evidencing such options and the relevant plan under which such options were granted (in each case, either the Company’s 1999 Equity Incentive Plan, 2000 Equity Incentive Plan or 2004 Equity Incentive Plan).

Interchange Corporation

Date: 4/6/05	By:	/s/ Heath B. Clarke
	Title:	Chief Executive Officer

Date: 4/6/05	Employee /s/ Michael A. Sawtell

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